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                                                                     EXHIBIT 3.1


                               FIRST AMENDMENT TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               SUMMIT DESIGN, INC.

         Summit Design, Inc. (the "CORPORATION"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), does hereby certify:

         FIRST: That the name of the Corporation is Summit Design, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 1993

         SECOND: That this First Amendment to Amended and Restated Certificate of Incorporation amends the Corporation's Certificate of Incorporation and has been adopted and approved in accordance with Section 242 of the General Corporation Law. Stockholder approval of this First Amendment to Amended and Restated Certificate of Incorporation was obtained at a Special Meeting of Stockholders on March 20, 2000.

         THIRD: That the first article of the Certificate of Incorporation, as heretofore amended, is hereby amended as follows:

         "FIRST. The name of the corporation is Innoveda, Inc."

         FOURTH: That the first paragraph of the fourth article of the Certificate of Incorporation, as heretofore amended, is hereby amended as follows:

         "FOURTH. The corporation is authorized to issue two classes of stock to be designated respectively, "Common Stock" and "Preferred Stock". The total number of shares that the corporation is authorized to issue is Fifty-Five Million (55,000,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share."


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         IN WITNESS WHEREOF, the undersigned has executed this First Amendment to Amended and Restated Certificate of Incorporation on March 23, 2000.

                               Summit Design, Inc.

                               By:  /s/ WILLIAM V. BOTTS
                                  ----------------------------------------------
                                    William V. Botts
                                    President and Chief Executive Officer